Filed Pursuant to Rule 163

Registration Statement No. 333- 207931

Westpac Banking Corporation First Half 2017 Financial Result Snapshot All data as at 31 March 2017 unless otherwise stated. All amounts are in Australian dollars. Pre-provision profit ($bn) NPAT ($bn) 2 2 22 ratios5 (%) Asset quality sound Gross impaired loans to gross loans (%) 0.82 0.67 0.51 1 1.0 0.40 0.35 0.39 0.32 0.30 0.30 Notes. 1 As at 30 September 2016. 2 APRA Basel III basis. 3 Liquidity Coverage Ratio (LCR) calculated on a spot basis, including the Committed Liquidity Facility approved by APRA of $49.1 billion for calendar year 2017 and $58.6 billion for calendar year 2016. 4 Based on current APRA guidance. 5 Internationally comparable regulatory capital ratios are Westpac’s estimated ratios after adjusting the capital ratios determined under APRA Basel III regulations for various items. Analysis aligns with the APRA study titled “International capital comparison study” dated 13 July 2015.6 Equity excludes foreign currency translation, Available for Sale Securities and Cash Flow Hedging Reserve. 1 | Westpac Banking Corporation www.westpac.com.au/investorcentre or Bloomberg WBCT 1H13 2H13 1H14 2H14 1H15 2H15 1H16 2H16 1H17 Mar-11 Sep-11 Mar-12 Sep-12 Mar-13 Sep-13 Mar-14 Sep-14 Mar-15 Sep-15 Mar-16 Sep-16 Mar-17 Funding profile Funding composition (%) 14 15 62 8 Customer deposits Equity6 Securitisation Wholesale funding >1yr Wholesale funding <1yr Australian mortgage performance 90+ days delinquencies (%) 2.0 1.5 7 0.5 0.0 Change in reporting of hardship introduced 0.6 Capital, funding and liquidity ratios Mar-17 Sep-16 Mar-16 Internationally comparable 19.4 CET1 capital Total Leverage ratio ratio regulatory capital ratio Common equity Tier 1 (CET1) capital ratio2 10.0% 9.5% 10.5% Additional Tier 1 capital2 1.7% 1.7% 1.6% Tier 1 capital ratio2 11.7% 11.2% 12.1% Tier 2 capital2 2.3% 1.9% 1.9% Total regulatory capital ratio2 14.0% 13.1% 14.0% Risk weighted assets2 $404bn $410bn $363bn Leverage ratio2 5.3% 5.2% 5.0% Liquidity Coverage Ratio2,3 125% 134% 127% Estimated Net Stable Funding Ratio4 108% >100% n/a 15.3 6.0 Focus on Australia & New Zealand Revenue by geography1 (%) Net loans (%) 11 11 3 62 87 Australia Housing Australia Business Australia New Zealand Other Australia New Zealand Other Other Overseas Financial performance 6.6 5.9 5.9 6.1 3.9 1H13 2H13 1H14 2H14 1H15 2H15 1H16 2H16 1H17 5.5 5.6 5.8 5.6 3.9 3.3 3.5 3.6 3.6 5.3 4.4 3.73.7 % Mov’t% Mov’t Financial Results 1H17 2H16 1H16 1H17 – 2H16 1H17 – 1H16 Net profit after tax $3,907m $3,744m $3,701m 4 6 Net operating income $10,769m $10,512m $10,473m 2 3 Net interest margin 2.05% 2.11% 2.09% (6bps) (4bps) Expense to income ratio 43.0% 44.2% 43.6% (121bps) (60bps) Return on average ordinary equity 13.6% 13.2% 13.4% 34bps 16bps Impairment charges to average loans annualised 15bps 14bps 21bps 1bp (6bps) Gross impaired assets to gross loans 0.30% 0.32% 0.39% (2bps) (9bps)

Westpac Banking Corporation Celebrating 200 years. Unique portfolio of brands Westpac NZ WIB contributors to Group NPAT 11 37 18 Westpac Institutional contribution of -2% in 1H17. Group Business unit ($bn) Disclaimer The material contained in this presentation is intended to be general background information on Westpac Banking Corporation (“Westpac”) and its activities. The information is supplied in summary form and is therefore not necessarily complete and is qualified in its entirety by Westpac’s most recent U.S. full-year and half-year reports available at http://www.sec.gov. It is not intended that it be relied upon as advice to investors or potential investors, who should consider seeking independent professional advice depending upon their specific investment objectives, financial situation or particular needs. The material contained in this presentation may include information derived from publicly available sources that have not been independently verified. No representation or warranty is made as to the accuracy, completeness or reliability of the information. All amounts are in Australian dollars unless otherwise indicated. Westpac has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering from time to time of its securities. Before you invest, you should read the prospectus in that registration statement and other documents Westpac has filed with the SEC for more complete information about Westpac and any offering of such securities. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Westpac will arrange to send you the prospectus if you request it by calling +1 212 551 1800. Contact us: Westpac Global Funding globalfunding@westpac.com.au or +612 8204 2777 2 | Westpac Banking Corporation www.westpac.com.au/investorcentre or Bloomberg WBCT Balance sheet at 31 March 2017 Total assets 840.0 Loans 667.0 Total housing loans Australia 413.9 Deposits and other borrowings 522.5 Customer deposits 478.7 Equity 59.4 Australian retail banking largest 1H17 NPAT by operating division (%) Consumer Bank Business Bank BT Financial Group 10 26 Bank Westpac New Zealand Adds to 102% as excludes Group Business unit includes Treasury and support functions. • Westpac has a long and proud history as Australia's first and oldest bank. Established in 1817 as the Bank of New South Wales, we changed our name to Westpac Banking Corporation in 1982. • For 200 years, we have survived and thrived because we have been guided by the same purpose: to provide stability, to support customers and communities, and to help grow the economy. • Today, Westpac is Australia’s 2nd largest bank with a market capitalisation of A$118 billion and total assets of A$840 billion as at 31 March 2017. We are also one of the largest banking organisations in New Zealand. • Westpac is focused on its core markets of Australia and New Zealand, providing a comprehensive range of financial products and services including consumer, business and institutional banking and wealth management services. • With a strong position in our home markets, and over 13 million customers, Westpac focuses on organic growth, growing customer numbers in our chosen segments and building stronger and deeper customer relationships. • A key element of Westpac’s approach is our portfolio of financial services brands, which enables us to appeal to a broader range of customers, and provides us with the strategic flexibility to offer solutions that better meet individual customer needs. • Westpac has also maintained the strength of its financial position, lifting the level and quality of our capital, improving our funding and liquidity position and maintaining a high level of asset quality and provisioning. • Westpac is currently one of the most efficient banks globally, as measured by the cost to income ratio. Credit Ratings Fitch Ratings AA-/ Stable / F1+ Moody’s Investors Service Aa2 / Negative / P-1 Standard and Poor’s AA-/ Negative / A-1+ A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time Wholesale funding capabilities Short term • Include Prime floaters, Federal Funds, Extendibles, Step-ups, Range accruals, markets CDs, CP and Flippers • Senior unsecured, securitisation and covered bond format, as well as Term subordinated debt markets • Only Australian major bank to be SEC registered • Westpac also maintains its ability to issue in US 144A format Issuance • Include AUD, CAD, CHF, CNH, EUR, GBP, HKD, JPY, NOK, NZD, SGD, TRY currencies and USD